Exhibit 10.2

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[...***...].” A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

PATENT LICENSE AGREEMENT

AGT. NO. L1653-arGEN-X

This Patent License Agreement (“Agreement”) is between The Board of Regents of The University of Texas System, an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, on behalf of The University of Texas Southwestern Medical Center, a component institution of The University of Texas System (“Licensor”) and arGEN-X BV, a Dutch corporation, with its principal place of business at Dr Molewaterplein 50, 3015 GE Rotterdam, The Netherlands (“Licensee”) (collectively, “Parties”, or singly, “Party”).

This Agreement has an “Effective Date” of: February 15, 2012

No binding agreement between the Parties will exist until the Agreement has been signed by both Parties.  Unsigned drafts of the Agreement shall not be considered offers.

Background

Licensor owns or controls Patent Rights (defined below). Licensee desires to secure the right and license to use, develop, manufacture, market, and commercialize the Patent Rights. Licensor has determined that such use, development, and commercialization of the Patent Rights is in the public’s best interest and is consistent with Licensor’s educational and research missions and goals. Licensor desires to have the Patent Rights developed and used for the benefit of Licensee, the inventors, Licensor, and the public.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties hereby agree as follows:

1.                                      Definitions

“Affiliate” means any business entity more than 50% owned by Licensee, any business entity which owns more than 50% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 50% of Licensee.

“Contract Quarter” means the three-month periods ending on March 31, June 30, Sept. 30, Dec. 31, or any stub period thereof at the commencement of the Agreement or the expiration or termination of the Agreement.

“Contract Year” means the 12-month periods ending on December 31, or any stub period thereof at the commencement of the Agreement or the expiration or termination of the Agreement.

“Fair Market Value” means the cash consideration an unaffiliated, unrelated buyer would pay in an arm’s length sale of a substantially identical item sold in the same quantity, under the same terms, and at the same time and place.

“Field” means all uses.

“Government” means any agency, department or other unit of the United States of America or the State of Texas.

[...***...]

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

“Licensed Product” means any product or component whose manufacture, use, sale or offer for sale is covered by any Valid Claim.

“Milestone Fees” means all fees identified as Milestone Fees in Section 3.1(b).

“Net Product Sales” means the [...***...].

“Non-Royalty Sublicensing Consideration” means [...***...].

“Patent Rights” means the Licensor’s rights in: (a) the patents and patent applications listed in Exhibit A to the Agreement; (b) all non-provisional patent applications that claim priority to any of the provisional applications listed in Exhibit A to the extent the claims of such non-provisional applications are entitled to claim priority to such provisional applications; (c) all divisionals, continuations and continuations-in-part of the patent applications identified in (a) and (b), above to the extent that claims of such continuations-in-part are entitled to claim priority to at least one of the patent applications identified in (a) or (b), above; (d) all reissues, reexaminations, extensions, and foreign counterparts of any of the patents or patent applications identified in (a), (b) or (c), above; and (e) any patents that issue with respect to any of the patent applications listed in (a), (b) , (c) or (d), above and all extensions and supplementary protection certificates relating to any of the foregoing.  From time to time during the term of the Agreement, upon written agreement by both Parties, Licensee and Licensor shall update the list of all patent applications and patents within the Patent Rights.

“Prosecution Counsel” means the law firm or attorney who is handling the prosecution of the Patent Rights.  Prosecution Counsel as of the Effective Date is identified in Exhibit A to the Agreement.

“Quarterly Payment Deadline” means the day that is 45 days after the last day of any particular Contract Quarter.

“Sell, Sale or Sold” means any transfer or other disposition of Licensed Products for which consideration is received by Licensee, its Affiliates or Sublicensees. A Sale of Licensed Products will be deemed completed at the time Licensee or its Affiliate or its Sublicensee receives such consideration.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

CONFIDENTIAL

“Sublicense Agreement” means any agreement or arrangement pursuant to which Licensee (or an Affiliate or Sublicensee) grants to any third party any of the license rights granted to the Licensee under the Agreement.

“Sublicense Fee” means the fee specified in Section 3.1(d).

“Sublicensee” means any entity to whom an express sublicense has been granted under the Patent Rights.  For clarity, a third party wholesaler or distributor shall not be deemed a Sublicensee; and the resale by such a wholesaler or distributor shall not be treated as royalty bearing Net Sales by a Sublicensee provided that a royalty is being paid by Licensee for the initial transfer to the wholesaler or distributor pursuant to Section 3.2.  This definition does not limit Licensee’s rights to grant or authorize sublicenses under the Agreement.

“Territory” means worldwide.

“Valid Claim” means a claim of (i) an issued and unexpired patent included within the Patent Rights unless the claim has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other government body of competent jurisdiction, has been irretrievably  abandoned or disclaimed, or has otherwise been finally admitted or determined to be invalid, un-patentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise, or (ii) a pending patent application which has not been pending for more than ten (10) years within the Patent Rights to the extent the claim continues to be prosecuted in good faith.

2.                                      License Grant and Commercialization

2.1                               Grant

(a)                                 Licensor grants to Licensee a royalty-bearing exclusive license under Patent Rights to research, develop, manufacture, have manufactured, distribute, have distributed, use, offer for Sale, Sell, lease, loan and/or import Licensed Products in the Field in the Territory.

(b)                                 This grant is subject to (i)  any rights of, or obligations to, the Government as set forth in Section 11.2 (Government Rights), and (ii) rights retained by Licensor to:

(1)                                 Publish the scientific findings from academic research related to the Patent Rights; and

(2)                                 Use the Patent Rights for teaching, academic research, education, and other educationally-related purposes; and

(3)                                 Grant rights to, and transfer material embodiments of, the Patent Rights to other academic institutions or non-profit research institutions for the purposes identified in clauses (1) and (2) above.

(c)                                  Licensor reserves all rights not expressly granted in the Agreement and disclaims the grant of any implied rights to Licensee.

2.2                               Affiliates

Licensee may extend the license granted herein to any Affiliate provided that the Affiliate agrees in writing to be bound by the Agreement to the same extent as Licensee.  For the sake of clarity, any specific reference to “Licensee” herein shall include such Affiliate regardless of whether a specific reference to an “Affiliate” is made in such provision.  Licensee agrees to deliver such written agreement to Licensor within 30 calendar days following execution.  arGEN-X BVBA shall be considered as an Affiliate of Licensee.

2.3                               Sublicensing

Licensee has the right to grant Sublicense Agreements under the Patent Rights consistent with the terms of the Agreement, subject to the following:

(a)                                 A Sublicense Agreement shall not exceed the scope and rights granted to Licensee hereunder.  Sublicensee must agree in writing to be bound by the applicable terms and conditions of the Agreement and shall indicate that Licensor is a third party beneficiary of the Sublicense Agreement.  In the event of termination of this Agreement, continued sublicense rights shall be governed by Section 7.5(a) (Effect of Termination).  Licensee may grant a Sublicensee the right to grant further sub-Sublicense Agreements, in which case such sub-Sublicense Agreements shall be treated as “Sublicense Agreements” and such sub-Sublicensees shall be treated as “Sublicensees” for purposes of the Agreement.

(b)                                 Licensee shall deliver to Licensor a true, complete, and correct copy of each Sublicense Agreement granted by Licensee, Affiliate or Sublicensee, and any modification or termination thereof redacted to remove any confidential information as long as such confidential information is not necessary to monitor compliance of such Sublicense Agreement, within 30 days following the applicable execution, modification, or termination of such Sublicense Agreement.  If the Sublicense Agreement is not in English, Licensee shall provide Licensor an accurate English translation in addition to a copy of the original agreement.

(c)                                  Notwithstanding any such Sublicense Agreement, Licensee will remain primarily liable to Licensor for all of the Licensee’s duties and obligations contained in the Agreement, including without limitation the payment of running royalties due under Section 3.2 whether or not paid to Licensee by a Sublicensee.  Licensee will ensure that it regularly monitors compliance by each Sublicensee with the terms of each sublicense and will report any material non-compliance with the terms of this Agreement of which it becomes aware to the Licensor.  Licensee will use its reasonable efforts to ensure that any Sublicensee corrects any non-compliance and will keep Licensor regularly informed with regard to Licensee’s efforts to ensure that the Sublicensee corrects such non-compliance. If, despite the Licensee having used its reasonable efforts, the Sublicensee does not correct any such material non-compliance the Licensee will, in consultation with the Licensor, exercise its right to terminate the applicable Sublicense Agreement in accordance with its terms.

2.4                               Diligent Commercialization

Licensee by itself or through its Affiliates and Sublicensees will use diligent efforts to research, develop and make at least one Licensed Product commercially available in the Field within the US, Italy, Spain, UK, Germany, France and Japan.

3.                                      Compensation

In consideration of rights granted to Licensee, Licensee will pay Licensor the following fees and royalties. All fees and royalties are not refundable and are not creditable against other fees and royalties. Each payment will reference the Agreement number and will be sent to Licensor’s payment and accounting contact in Section 18 (Notices).

3.1                               Non-Royalty Payments due from Licensee

(a)                                 Patent Expenses.  Licensee will reimburse Licensor within 15 days after the Effective Date the amount of $[...***...] for past patent expenses invoiced as of December 15, 2011.  This amount is the current estimate for past patent expenses based on invoices received by the Licensor through such date.  Licensee’s obligations to pay all past and future patent expenses pursuant to Section 6 (Patent Expenses and Prosecution) will not be limited by such amount provided that Licensee’s obligation to pay for expenses incurred before the Effective Date shall not exceed $[...***...] in total.

(b)                                 Milestone Fees.  Licensee will pay Milestone Fees by the Quarterly Payment Deadline for the Contract Quarter in which the following milestone events are achieved:

Milestone Events	Milestone Fees
[...***...]	$	[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]

The above milestone payments shall each be payable only once for the first Licensed Product to achieve the milestone and only where the Licensed Product has been identified by the Licensee alone or the Licensee in collaboration with any Sublicensee.

(c)                                  Scheduled License Fees. Licensee will pay license fees in the following amounts in accordance with the following schedule.

$[...***...]  due on the Effective Date,

$[...***...] due on each anniversary of the Effective Date until termination.

(d)                                 Sublicense Fees. Licensee will pay a Sublicense Fee as described below for any revenue received under any Sublicense Agreement which grants a Sublicensee access to Patent Rights, with the exception of a Sublicensee who pays the milestone payments as described in Section 3.1(b) in lieu of paying a Sublicense

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

fee. Written documentation of such payment of milestones by Sublicensee will be provided to Licensor by Licensee per Section 4 (Reports and Plans).

(1)                                 Licensee will pay Sublicense Fees in an amount equal to […***…]% of Non-Royalty Sublicensing Consideration on or before the Quarterly Payment Deadline for the Contract Quarter for sublicenses on Patent Rights that are part of ongoing research by the Licensee and are being sublicensed as a part of a broader patent estate.

(2)                                 Licensee will pay Sublicense Fees in an amount equal to […***…]% of Non-Royalty Sublicensing Consideration on or before the Quarterly Payment Deadline for the Contract Quarter for sublicenses where only Patent Rights are being sublicensed to a third party and such Sublicense Agreement is and will be the sole relationship between Licensee and Sublicensee.  For clarity, the payments made by the Licensee to the Licensor under this Section are in lieu of any payments set out in paragraph (b) above.

3.2                               Royalties

Licensee will pay (i) a running royalty equal to [...***...]% of Net Product Sales in each Contract Quarter on a Licensed Product-by-Licensed Product basis on that portion of annual Net Product Sales below $[...***...] US dollars, or (ii) a running royalty equal to [...***...]% of Net Product Sales on that portion of annual Net Product Sales equal to or exceeding $[...***...] US Dollars, payable on or before the Quarterly Payment Deadline for such Contract Quarter, subject to the following:

(a)                                 No more than one royalty shall be paid to Licensor hereunder with respect to the Sale of any one unit of Licensed Product, whether or not more than one Valid Claim is applicable to the Licensed Product or the development, manufacture, or performance thereof.

(b)                                 No royalty shall be payable under this Section 3.2 with respect to (i) the Sale of Licensed Products between or among Licensee, its Affiliates, and Sublicensees for re-sale purposes, provided Licensor is paid a royalty with respect to the re-sale or (ii) payments that constitute Non-Royalty Sublicensing Consideration.

(c)                                  If the Licensee sublicenses its rights under the Patent Rights to a Sublicensee, (but does not sublicense the rights to a Licensed Product identified by Licensee alone or Licensee in collaboration with a Sublicensee) Licensee will pay, in lieu of the payments described above in the introductory paragraph of this Section 3.2, to the Licensor [...***...]% of the royalty the Licensee actually receives on Net Product Sales from the applicable Sublicensee not to exceed a royalty rate of [...***...]%. Such royalty shall be payable on or before the Quarterly Payment Deadline for such Contract Quarter.

3.3                               Non-cash Consideration

If Licensee receives or anticipates receipt of non-cash consideration from Sales or Sublicenses, the manner in which Licensor will receive its compensation under the Agreement with respect to such non-cash consideration will be negotiated in good faith and timely agreed to by the Parties.

4.                                      Reports and Plans

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

The reports specified in this Section 4 will be sent to Licensor’s payment and reporting contact identified in Section 18 (Notices).  If Licensor requests to have information submitted in a particular format, Licensee will use reasonable efforts to comply with such request.

4.1                               Quarterly Payment and Milestone Reports

On or before each Quarterly Payment Deadline, Licensee will deliver to Licensor a true and accurate report, giving reasonable particulars of the business conducted by Licensee, its Affiliates and its Sublicensees during the preceding Contract Quarter under the Agreement as reasonably necessary for Licensor to account for Licensee’s payments, including royalties, hereunder, even if no payments are due.  The reports shall continue to be delivered after the termination or expiration of the Agreement until such time as all Licensed Products permitted to be Sold after termination or expiration have been Sold or destroyed.  The report shall be substantially similar to that attached in Exhibit B.

4.2                               Annual Written Progress Report and Commercialization Plan

Within 45 days following the end of each Contract Year, Licensee will deliver to Licensor a true and accurate written progress report that summarizes (i) Licensee’s efforts and accomplishments during the Contract Year to develop and commercialize Licensed Products, and (ii) Licensee’s development and commercialization plans with respect to Licensed Products for the next Contract Year.

4.3                               Government and Economic Development Reporting

If Licensor requests, Licensee will provide information for Licensor’s Government and economic development reporting purposes, including the following:

(a)                                 Number and geographic location of new full-time employees created during the past Contract Year; total number and geographic location of full-time employees of Licensee at the end of such Contract Year;

(b)                                 Dollar amount of new equity financing received by Licensee during the past Contract Year, and current capitalization, including number and class of outstanding securities;

(c)                                  Location and square footage of facilities; and

(d)                                 Other information required under Federal and state law.

This information shall be treated as Licensee’s Confidential Information; provided that Licensor is entitled to combine such information with similar information from other Licensor licensees and publicly report such combined aggregate information, without identifying Licensee’s separate specific applicable numbers.  If and when Licensee has more than 200 full-time employees, then no further economic development reports will be required from Licensee.

5.                                      Payment, Records, and Audits

5.1                               Payments

All amounts referred to in the Agreement are expressed in U.S. dollars without deductions for taxes, assessments, fees, or charges of any kind. Each payment will reference the agreement number set forth at the beginning of the Agreement. All payments to Licensor will be made in U.S. dollars by check or wire transfer (Licensee to pay all wire transfer fees) payable to the payee identified in Section 18 and sent to the payment and reporting contact in Section 18 (Notices).

5.2                               Sales Outside the U.S.

If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the rate used by Licensee for its financial reporting purposes in accordance with Generally Accepted Accounting Principles (or foreign equivalent) or, in the absence of such rate, using the average of the buying and selling exchange rate for conversion between the foreign currency and U.S. Dollars, for current transactions as reported in The Wall Street Journal on the last business days of the Contract Quarter to which such payment pertains.  Licensee may make any tax withholdings from payments to Licensor required by law or regulation in a particular country, and Licensee agrees to cooperate with Licensor to enable Licensor to claim the benefit of any tax treaties in relation to such withholding to enable Licensor to recover any sums so withheld.  Licensor agrees to supply to Licensee, upon written request, appropriate evidence from appropriate U.S. governmental agencies showing that Licensor is a resident of the United States of America for purposes of the U.S. income tax laws and is tax-exempt under such income tax laws.

5.3                               Late Payments

Amounts that are not paid when due will accrue a late charge from the due date until paid, at a rate equal to [...***...] per annum (or the maximum allowed by law, if less).

5.4                               Records

For a period of four years after the Contract Quarter to which the records pertain, Licensee agrees that it and its Affiliates and Sublicensees will each keep complete and accurate records of their Sales, Net Product Sales, Milestone Fees, and Non-Royalty Sublicensing Consideration in sufficient detail to enable such payments to be determined and audited.

5.5                               Auditing

Licensee and its Affiliates will permit Licensor or its representatives, at Licensor’s expense, to periodically examine books, ledgers, and records during regular business hours, at Licensee’s or its Affiliate’s place of business, on at least 30 days advance notice, to the extent necessary to verify any payment or report required under the Agreement.  For each Sublicensee, Licensee shall obtain such audit rights for Licensor or itself.  If Licensee obtains such audit rights for itself, it will promptly conduct an audit of the Sublicensee’s records upon Licensor’s request, and Licensee will furnish to Licensor a copy of the findings from such audit.  No more than one audit of Licensee, each Affiliate, and each Sublicensee shall be conducted under this Section 5.5 in any calendar year.  If any amounts due Licensor have been underpaid, then Licensee shall immediately pay Licensor the amount of such underpayment plus accrued interest due in accordance with Section 5.3.  If the amount of underpayment is equal to or greater than 5% of the total amount due for the records so examined, Licensee will pay the cost of such audit.  All information examined pursuant to this Section 5.5 shall be deemed to be the Confidential Information of the Licensee.

6.                                      Patent Expenses and Prosecution

6.1                               Patent Expenses

Licensee shall pay for all past documented, out-of-pocket expenses incurred by Licensor for filing, prosecuting, defending and maintaining Patent Rights and related patent

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

searches through the Effective Date of the Agreement, as set out in Section 3.1(a), and all such future expenses in relation to the prosecution and maintenance and enforcement of the Patent Rights, for so long as, and in such countries as the Agreement remains in effect.   Subject to the cap on past expenses set out in Section 3.1(a), Licensee will pay all past patent expenses (except for the payment called for under Section 3.1(a)), including past expenses that have not been invoiced as of the date indicated in Section 3.1(a) within 30 days after Licensee’s receipt of an invoice.  Licensee will pay Prosecution Counsel instructed in accordance with Section 6.2 directly for future patent expenses.

6.2                               Direction of Prosecution

At all times Licensor will retain control of patent prosecution. However, Licensor will give Licensee the right to actively coordinate all patent prosecution efforts, subject to Licensor’s approvals.  Where appropriate, the Parties will follow the following protocol. Licensee and Licensor will agree on a strategy for the prosecution and maintenance of Patent Rights, consistent with the Parties’ common interest of securing timely and cost effective protection of the Patent Rights (hereinafter the “Strategy”).

Licensee will select Prosecution Counsel, subject to Licensor’s approval, which will not be unreasonably withheld.  For Prosecution Counsel to serve in this capacity, it will have to enter into Licensor’s standard Outside Counsel Agreement and joint prosecution letter, which provides inter alia recognition of both Licensor and Licensee as the client. Licensee will be solely accountable for payment of fees and reimbursement of expenses to Prosecution Counsel regarding searching, preparing filing, prosecuting, and maintaining Patent Rights.

Licensee will develop outlines for proposed responses to communications from patent granting authorities, which outlines will be submitted to Licensor for its approval. Licensor agrees to respond promptly to such outlines so as to avoid delays in the patent prosecution process, and to not unreasonably withhold its approval to such outlines.

After approval of the outline has been given by Licensor, Licensee will work with Prosecution Counsel to develop a fully developed response. Such response will be submitted to Licensor for final approval before filing with the relevant patent granting authority. The Parties agree that they share a common legal interest to get valid enforceable patents and that Licensor will maintain as privileged all information received pursuant to this Section.  Licensor will provide to Licensee complete copies of the file wrappers relating to the Patent Rights in its possession or the possession of the Prosecution Counsel used prior to the date of this Agreement.  Such copies will be provided promptly after of the execution of this Agreement.  Licensor will cooperate with Licensee and provide Licensee with such assistance as Licensee shall reasonably require in relation to the prosecution and maintenance of the Patent Rights and shall reasonably work with Licensee to procure the cooperation and assistance of the inventors of the inventions claimed in the Patent Rights.

6.3                               Ownership

All Patent Rights will be in the name of Licensor and owned by Licensor.    No payments due under the Agreement will be reduced as the result of co-ownership interests in the Patent Rights by Licensee or any other party.

6.4                               Foreign Filings

In addition to the U.S., the Patent Rights shall, subject to applicable bar dates, be pursued in such foreign countries as Licensee so designates in writing to Licensor in sufficient time to reasonably enable the preparation of such additional filings, and in those foreign countries in which Licensor has filed applications prior to the Effective

Date.   If Licensee does not choose to pursue patent rights in a particular foreign country and Licensor chooses to do so, Licensee shall so notify Licensor and thereafter said patent application or patent shall no longer be included in the Patent Rights and Licensee shall have no further rights thereto.  Licensor shall have the right to make alternative arrangements with Licensee for upfront payment of foreign patent expenses.

6.5                               Withdrawal from Paying Patent Costs

If at any time Licensee wishes to cease paying for any costs for a particular Patent Right or for patent prosecution in a particular jurisdiction, Licensee must give Licensor at least 60 days prior written notice and Licensee will continue to be obligated to pay for the patent costs which reasonably accrue during said notice period.  Thereafter, said patent application or patent shall no longer be included in the Patent Rights and Licensee shall have no further rights thereto.

6.6                               U.S. Patent and Trademark Office Entity Size Status

Licensee represents that as of the Effective Date the entity size status of Licensee in accordance with the regulations of the U.S. Patent and Trademark Office is as set forth in Exhibit A.  Licensee will inform Licensor in writing on a timely basis of any change in its U.S. Patent and Trademark Office entity size status.

7.                                      Term and Termination

7.1                               Term

Unless earlier terminated as provided herein, the term of the Agreement will commence on the Effective Date and continue until the last date of expiration or termination of the Patent Rights.

7.2                               Termination by Licensee

Licensee, at its option, may terminate the Agreement (i) by providing Licensor written notice of intent to terminate, which such termination will be effective 90 days following receipt of such notice by Licensor or (ii) if Licensor is in material breach of a provision of this Agreement and does not cure such breach within 90 days after delivery of a written notice.

7.3                               Termination by Licensor

Licensor, at its option, may immediately terminate the Agreement, or any part of Patent Rights, or any part of Field, or any part of Territory, or the exclusive nature of the license grant, upon delivery of written notice to Licensee of Licensor’s decision to terminate, if any of the following occur:

(a)                                 Licensee becomes in arrears in any undisputed payments due under the Agreement, and Licensee fails to make the required payment within 30 days after delivery of written notice from Licensor; or

(b)                                 Licensee is in material breach of any non-payment provision of the Agreement, and does not cure such material breach within [...***...]  days after delivery of written notice from Licensor; or

(c)                                  Licensee or its Affiliate or Sublicensee initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the Patent Rights, or assist a third party in pursuing such a proceeding or action.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

7.4                               Other Conditions of Termination

The Agreement will terminate:

(a)                                   Immediately without the necessity of any action being taken by Licensor or Licensee, (i) if Licensee becomes bankrupt or insolvent, or (ii) Licensee’s Board of Directors elects to liquidate its assets or dissolve its business, or (iii) Licensee ceases its business operations, or (iv) Licensee makes an assignment for the benefit of creditors provided that a solvent reorganization or public listing of the Licensee on a recognized public market shall not be subject to the foregoing right.

(b)                                   At any time by mutual written agreement between Licensee and Licensor.

7.5                               Effect of Termination

If the Agreement is terminated for any reason:

(a)                                 All rights and licenses of Sublicensees shall terminate upon termination of the Agreement; provided however, if the Sublicensee is in good standing and agrees in writing to assume all of the obligations of Licensee under this Agreement and provides Licensor with written notice thereof within 30 days after termination of the Agreement, then such Sublicense Agreement shall survive; and

(b)                                 Licensee shall cease making, having made, distributing, having distributed, using, selling, offering to sell, leasing, loaning and importing any Licensed Products within [...***...] following the effective date of termination  ; and

(c)                                  Licensee shall tender payment of all accrued royalties and other payments due to Licensor until Licensee has ceased selling Licensed Products under Section 7..5(c); and

(d)                                 Nothing in the Agreement will be construed to release either Party from any obligation that matured prior to the effective date of termination; and

(e)                                  The provisions of Sections 8 (Confidentiality), 9 (Infringement and Litigation), 11 (Representations and Disclaimers), 12 (Limit of Liability), 13 (Indemnification), 14 (Insurance), 17 (Use of Name), 18 (Notices), and 19 (General Provisions) will survive any termination or expiration of the Agreement. In addition, the provisions of Sections 3 (Compensation), 4.1 (Quarterly Payment and Milestone Reports), 5 (Payment, Records and Audits), and 6.1 (Patent Expenses) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of the Agreement.

8.                                      Confidentiality

8.1                               Definition

“Confidential Information” means all information that is of a confidential and proprietary nature to Licensor or Licensee and provided by one Party to the other Party under the Agreement.

8.2                               Protection and Marking

Licensor and Licensee each agree that all Confidential Information disclosed in tangible form, and marked “confidential” and forwarded to one by the other, or if disclosed

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

orally, is designated as confidential at the time of disclosure: (i) is to be held in strict confidence by the receiving Party, (ii) is to be used by and under authority of the receiving Party only as authorized in the Agreement, and (iii) shall not be disclosed by the receiving Party, its agents or employees without the prior written consent of the disclosing Party or as authorized in the Agreement.  Licensee has the right to use and disclose Confidential Information of Licensor reasonably in connection with the exercise of its rights under the Agreement (including prosecution and maintenance of the Patent Rights), including without limitation disclosing to Affiliates, Sublicensees, potential investors, acquirers, and others on a need to know basis, if such Confidential Information is provided under conditions which reasonably protect the confidentiality thereof. Each Party’s obligation of confidence hereunder includes, without limitation, using at least the same degree of care with the disclosing Party’s Confidential Information as it uses to protect its own Confidential Information, but always at least a reasonable degree of care.

8.3                               Confidentiality of Terms of Agreement

Each Party agrees not to disclose to any third party the terms of the Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of the Agreement: (a) to advisors, actual or potential Sublicensees, acquirers or investors, and others on a need to know basis, in each case, under appropriate confidentiality obligations substantially similar to those of this Section 8; and (b) to the extent necessary to comply with applicable laws and court orders (including, without limitation, The Texas Public Information Act, as may be amended from time to time, other open records laws, decisions and rulings, and securities laws, regulations and guidance). Notwithstanding the foregoing, the existence of the Agreement shall not be considered Confidential Information.

8.4                               Disclosure Required by Court Order or Law

If the receiving Party is required to disclose Confidential Information of another Party hereto, or any terms of the Agreement, pursuant to the order or requirement of a court, administrative agency, or other governmental body or applicable law, the receiving Party may disclose such Confidential Information or terms to the extent required, provided that the receiving Party shall use reasonable efforts to provide the disclosing Party with reasonable advance notice thereof to enable the disclosing Party to seek a protective order and otherwise seek to prevent such disclosure. To the extent that Confidential Information so disclosed does not become part of the public domain by virtue of such disclosure, it shall remain Confidential Information protected pursuant to Section 8.

8.5                               Copies

Each Party agrees not to copy or record any of the Confidential Information of the other Party, except as reasonably necessary to exercise its rights or perform its obligations under the Agreement, and for archival and legal purposes.

8.6                               Continuing Obligations

Subject to the exclusions listed in Section 8.7, the Parties’ confidentiality obligations under the Agreement will survive termination of the Agreement and will continue for a period of [...***...].

8.7                               Exclusions

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Information shall not be considered Confidential Information of a disclosing Party under the Agreement to the extent that the receiving Party can establish by competent written proof that such information:

(a)                                 Was in the public domain at the time of disclosure; or

(b)                                 Later became part of the public domain through no act or omission of the recipient Party, its employees, agents, successors or assigns in breach of the Agreement; or

(c)                                  Was lawfully disclosed to the recipient Party by a third party having the right to disclose it not under an obligation of confidentiality; or

(d)                                 Was already known by the recipient Party at the time of disclosure; or

(e)                                  Was independently developed by the recipient Party without use of the disclosing Party’s Confidential Information.

8.8                               Copyright Notice

The placement of a copyright notice on any Confidential Information will not be construed to mean that such information has been published and will not release the other Party from its obligation of confidentiality hereunder

9.                                      Infringement and Litigation

9.1                               Notification

If either Licensor’s designated office for technology commercialization or Licensee becomes aware of any infringement or potential infringement of Patent Rights, each Party shall promptly notify the other of such in writing.

9.2                               Licensee’s Enforcement Rights

Licensee shall have the right but not the obligation to enforce the Patent Rights against any infringement by a third party.  Licensee shall be responsible for payment of all fees and expenses associated with such enforcement incurred by Licensee and incurred by Licensor in providing cooperation or joining as a party as provided in Section 9.3.  Any monetary recovery for actual damages or punitive damages in excess of Licensee’s documented, third-party expenses in enforcing the Patent Rights and amounts actually reimbursed by Licensee to Licensor under this Section 9.2 shall be shared by Licensee with Licensor in the same manner as [...***...].

9.3                               Licensor’s Enforcement Rights

If Licensee does not file suit within [...***...] months after a written request by Licensor to initiate an infringement action, then Licensor shall have the right, at its sole discretion, to bring suit to enforce any Patent Right licensed hereunder against the infringing activities, with Licensor retaining all recoveries from such enforcement.  This Section is subject to any rights of a Sublicensee to take proceedings instead of the Licensee and Licensor agrees not to take such action in circumstances where Licensee can reasonably demonstrate to Licensor and Licensor agrees that there is a commercial reason for the Licensee not to file suit against an infringer (for example, so as not to risk a validity challenge to the relevant Patent Right).

9.4                               Cooperation between Licensor and Licensee

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

In any infringement suit or dispute, the Parties agree to cooperate fully with each other.  At the request of the Party bringing suit, the other Party will permit reasonable access after reasonable advance notice to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

If it is necessary to name Licensor as a party in such action, then Licensee must first obtain Licensor’s prior written permission, which permission shall not be unreasonably withheld, provided that Licensor shall have reasonable prior input on choice of counsel on any matter where such counsel represents Licensor, and Licensee and such counsel agree to follow all required procedures of the Texas Attorney General regarding retention of outside counsel for state entities.

10.                               Export Compliance

Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR), and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (a)  ITAR and EAR product/service/data-specific requirements; (b) ITAR and EAR ultimate destination-specific requirements; (c) ITAR and EAR end user-specific requirements; (d) Foreign Corrupt Practices Act; and (e) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of applicable U.S. laws and regulations. Licensee will include a provision in its agreements, substantially similar to this Section 10, with its Sublicensees, third party wholesalers and distributors, and physicians, hospitals or other healthcare providers who purchase a Licensed Product, requiring that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

11.                               Representations and Disclaimers

11.1                        Licensor Representations

Except for the rights, if any, of the Government as set forth in Section 11.2, Licensor represents and warrants to Licensee that to the knowledge of Licensor’s designated office for technology commercialization (i) Licensor is the owner of the entire right, title, and interest in and to the patent applications described in Exhibit A, (ii) Licensor has the right to grant licenses hereunder, and (iii) Licensor has not knowingly granted and will not knowingly grant licenses or other rights under the Patent Rights that are in conflict with the terms and conditions in the Agreement, (iv) all fees and other sums payable in respect of the prosecution and maintenance of the Patent Rights have been paid on or before their due date, (v) the Licensor is not aware of any reason as to why any Patent Right is invalid or otherwise unenforceable or why any application forming part of the Patent Rights will not proceed to grant, (vi) the Licensor has not and will not during the term of this Agreement assign the Patent Rights to any other party and has not granted and will not in the future grant any lien or other encumbrance over the Patent Rights, (vii) the inventors named in the Patent Rights are the only inventors in respect of the subject matter claimed in the Patent Rights and such inventors have assigned their rights to the Licensor in respect of the Patent Rights, (viii) the Licensor is not aware of any  infringement of the Patent Rights by any third party and the Patent Rights have not been subject to any challenge or opposition by a third party, (ix) Licensor has prior to the Effective Date compensated any inventor of any invention claimed in the Patent Rights in accordance with its own policies and applicable law and Licensor will remain liable for any future compensation which may become due to such inventors after the Effective Date.  For clarity the Licensor is not warranting that a third party has not independently developed intellectual property which could be covered by a Valid Claim of the Patent Rights.

11.2                        Government Rights

Licensee understands that Patent Rights may have been developed under a funding agreement with Government and, if so, that Government may have certain rights relative thereto.  The Agreement is made subject to the Government’s rights under any such agreement and under any applicable Government law or regulation.  To the extent that there is a conflict between any such agreement, such applicable law or regulation and the Agreement, the terms of such Government agreement, and applicable law or regulation, shall prevail.

11.3                        Licensor Disclaimers

EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 11.1, LICENSEE UNDERSTANDS AND AGREES THAT LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE LICENSED PRODUCTS, OR AS TO THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, AND/OR BREADTH OF PATENT RIGHTS. LICENSOR MAKES NO REPRESENTATION AS TO WHETHER ANY PATENT WITHIN PATENT RIGHTS IS VALID, OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY LICENSOR THAT MIGHT BE REQUIRED FOR USE OF PATENT RIGHTS IN FIELD.  NOTHING IN THE AGREEMENT WILL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY PATENTS OR TECHNOLOGY OF LICENSOR OTHER THAN THE PATENT RIGHTS, WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS. LICENSOR HAS NO OBLIGATION TO FURNISH TO LICENSEE ANY KNOW-HOW, TECHNOLOGY OR TECHNOLOGICAL INFORMATION.

11.4                        Licensee Representations

By execution of the Agreement, Licensee represents, acknowledges, covenants and agrees (a) that Licensee has not been induced in any way by Licensor or its employees to enter into the Agreement, and (b) that Licensee has been given an opportunity to conduct sufficient due diligence with respect to all items and issues pertaining to this Section 11 (Representations and Disclaimers) and all other matters pertaining to the Agreement; and (c) that Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and (d) that Licensee accepts all risks inherent herein. Licensee represents that it is a duly organized, validly existing entity of the form indicated in the preamble to the Agreement, and is in good standing under the laws of its jurisdiction of organization as indicated in the preamble of the Agreement, and has all necessary corporate or other appropriate power and authority to execute, deliver and perform its obligations hereunder.

12.                               Limit of Liability

[...***...]

13.                               Indemnification

13.1                        Indemnification Obligation

Subject to Section 13.2, Licensee agrees to hold harmless, defend and indemnify Licensor, the university system it governs, its member institutions, its Regents, officers, employees, students and agents (“Indemnified Parties”) from and against any liabilities, damages, causes of action, suits, judgments, liens, penalties, fines, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively “Liabilities”) resulting from claims or demands brought by third parties against an Indemnified Party on account of any injury or death of persons, damage to property, or any other damage or loss arising out of or in connection with the Agreement or the exercise or practice by or under authority of Licensee, its Affiliates or their Sublicensees, or third party wholesalers or distributors, or physicians, hospitals or other healthcare providers who purchase a Licensed Product, of the rights granted hereunder.  Subject to the statutory duty of the Texas Attorney General, and where Licensee is obliged to indemnify an Indemnified Party pursuant to this Agreement Licensee shall control all matters and proceedings in relation to such obligation but shall keep Licensor reasonably informed with regard thereto.

13.2                        Conditions of Indemnification

Licensee shall have no responsibility or obligation under Section 13.1 for any Liabilities to the extent caused by the gross negligence or willful misconduct by Licensor.  Obligations to indemnify and hold harmless under Section 13.1 are subject to: (a) (a) to the extent authorized by the Texas Constitution and the laws of the State of Texas and subject to the statutory duties of the Texas Attorney General, the Indemnified Party giving Licensee control of the defense and settlement of the claim and demand; and (b) to the extent authorized by the Texas Constitution and the laws of the State of Texas and subject to statutory duties of the Texas Attorney General, the Indemnified Party providing the assistance reasonably requested by Licensee, at Licensee’s expense.

14.                               Insurance

14.1                        Insurance Requirements

Prior to any Licensed Product being used or Sold (including for the purpose of obtaining regulatory approvals) by Licensee, an Affiliate, or by a Sublicensee, and for a period of five years after the Agreement expires or is terminated, Licensee shall, at its sole cost

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

and expense, procure and maintain liability insurance in commercially reasonable and appropriate amounts for the Licensed Product being used or Sold. Such commercial general liability insurance shall provide, without limitation: (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under the Agreement; and (iii) coverage for litigation costs.

14.2                        Evidence of Insurance and Notice of Changes

Upon request by Licensor, Licensee shall provide Licensor with written evidence of such insurance.  Additionally, Licensee shall provide Licensor with written notice of at least 60 days prior to Licensee cancelling, not renewing, or materially changing such insurance.

15.                               Assignment

The Agreement may not be assigned by a Party without the prior written consent of the other, which consent will not be unreasonably withheld except that an assignment by Licensee to an Affiliate [...***...] shall not require such prior written consent provided that any such assignee agrees to be bound by the terms of this Agreement and written notice of such assignment is provided to Licensor.

16.                               Governmental Markings

16.1                        Patent Markings

Licensee agrees that where required by applicable law all Licensed Products Sold by Licensee, Affiliates, or Sublicensees will be legibly marked with the number of any applicable patent(s) licensed hereunder as part of the Patent Rights in accordance with each country’s patent marking laws, including Title 35, U.S. Code, or if such marking is not practicable, shall so mark the accompanying outer box or product insert for Licensed Products accordingly if required by local law.

16.1                        Governmental Approvals and Marketing of Licensed Products

Licensee will be responsible for obtaining all necessary governmental approvals for the development, production, distribution, Sale, and use of any Licensed Product at Licensee’s expense, including, without limitation, any safety studies. Licensee will have sole responsibility for any warning labels, packaging and instructions as to the use and the quality control for any Licensed Product.

16.2                        Foreign Registration and Laws

Licensee agrees to register the Agreement with any foreign governmental agency that requires such registration and Licensee will pay all costs and legal fees in connection with such registration. Licensee is responsible for compliance with all foreign laws affecting the Agreement or the Sale of Licensed Products.

17.                               Use of Name

Licensee will not use the name, trademarks or other marks of Licensor (or the name of the university system it governs, its member institutions, any of its Regents or employees) without the advance written consent of Licensor.  Licensor may use Licensee’s name and logo for annual reports, brochures, website, internal reports and corporate presentations without prior consent.

18.                               Notices

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Any notice or other communication of the Parties required or permitted to be given or made under the Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the address set forth below (or as changed by written notice pursuant to this Section 18).

Licensee Contacts	Licensor Contacts
Contact for Notice:	Contact for Notice and Reporting:
Attn: CEO	Attn: Director, Technology Transfer
arGEN-X, Technologiepark 30, 9052 Zwijnaarde, Belgium	Office for Technology Development, 5323 Harry Hines Blvd., Dallas, TX 75390-9094
Fax: +32 9 243 40 79	Fax: 214 951-0935
Phone: +32 9 243 40 70	Phone: 214 648-1888
E-mail: info@argen-x.com	E-mail: technologydevelopment@utsouthwestern.edu

Accounting contact:
Attn: Accounts Payable	Payment address:
arGEN-X, Technologiepark	Checks payable to “UT Southwestern”
30, 9052 Zwijnaarde, Belgium	UT Southwestern Medical Center
Fax: +32 9 243 40 79	[...***...]
Phone: +32 9 243 40 70	Dallas, TX 75284-5477
E-mail: info@argen-x.com	Fax: 214 951-0935
Phone: 214 648-1888
Patent prosecution contact:	E-mail:
technologydevelopment@utsouthwestern.edu
Attn: Koos Rasser
[...***...]	Patent prosecution contact:
Fax: /
Phone: [...***...]	Attn: Director, Technology Transfer
E-mail: [...***...]	Office for Technology Development, 53235
Harry Hines Blvd., Dallas, TX 75390-9094
Fax: 214 951-0935
Phone: 214 648-1888
E-mail: technologydevelopment@utsouthwestern.edu

Notices required under the Agreement may be delivered via E-mail provided such notice is confirmed in writing as indicated.  Notices shall be provided to each Party as specified in the “Contact for Notice” address.  Each Party shall update the other Party in writing with any changes in such contact information.

19.                               General Provisions

19.1                        Binding Effect

The Agreement is binding upon and inures to the benefit of the Parties hereto, their respective executors, administrators, heirs, permitted assigns, and permitted successors in interest.

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

19.2                        Construction of Agreement

Headings are included for convenience only and will not be used to construe the Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of the Agreement; therefore, both Parties agree that any ambiguity in the Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted the Agreement.

19.3                        Counterparts and Signatures

The Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A Party may evidence its execution and delivery of the Agreement by transmission of a signed copy of the Agreement via facsimile or email.  In such event, the Party shall promptly provide the original signature page(s) to the other Party.

19.4                        Compliance with Laws

Each Party will comply with all applicable federal, state and local laws and regulations, including, without limitation, all export laws and regulations.

19.5                        Governing Law

The Agreement will be construed and enforced in accordance with laws of the U.S. and the State of Texas, without regard to choice of law and conflicts of law principles, provided that should any dispute arise under this Agreement such dispute shall first be escalated by the Parties for resolution to the CEO of the Licensee and Executive Vice President for Business Affairs for Licensor or other executive administrator as deemed appropriate by Licensor.  Such individuals shall have 60 calendar days to attempt to resolve the dispute in good faith.  If the dispute is not so resolved within that time period either Party may resort to the courts of Texas State to resolve such dispute.

19.6                        Modification

Any modification of the Agreement will be effective only if it is in writing and signed by duly authorized representatives of both Parties.  No modification will be made by email communications.

19.7                        Severability

If any provision hereof is held to be invalid, illegal or unenforceable in any jurisdiction, the Parties hereto shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties hereto as nearly as may be possible.  Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of the Agreement remains enforceable.

19.8                        Third Party Beneficiaries

Nothing in the Agreement, express or implied, is intended to confer any benefits, rights or remedies on any entity, other than the Parties and their permitted successors and assigns. However, the provisions of Section 7.5(a) are for the benefit of any applicable Sublicensee and may be enforced directly.

19.9                        Waiver

Neither Party will be deemed to have waived any of its rights under the Agreement unless the waiver is in writing and signed by such Party.  No delay or omission of a Party in exercising or enforcing a right or remedy under the Agreement shall operate as a waiver thereof.

19.10                 Sovereign Immunity

Nothing in the Agreement shall be deemed or treated as any waiver of Licensor’s sovereign immunity.

19.11                 Entire Agreement

The Agreement constitutes the entire Agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

19.12                 Claims Against Licensor for Breach of Agreement

Licensee acknowledges that any claim for breach of the Agreement asserted by Licensee against Licensor shall be subject to Chapter 2260 of the Texas Government Code and that the process provided therein shall be Licensee’s sole and exclusive process for seeking a remedy for any and all alleged breaches of the Agreement by Licensor or the State of Texas.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Patent License Agreement.

LICENSOR: BOARD OF REGENTS OF
LICENSEE:
THE UNIVERSITY OF TEXAS SYSTEM

By	/s/ Arnim Dontes	By	/s/ Tim Van Hauwermeiren
Arnim Dontes		Tim Van Hauwermeiren
Executive Vice President for Business Affairs		Chief Executive Officer, arGEN-X
UT Southwestern Medical Center

Date	2-20-12	Date	February 22, 2012

Approved as to Content:

By	/s/ Ray Wheatley
Ray Wheatley
Interim Director, Office for Technology Development
UT Southwestern Medical Center

Date	February 16, 2012

EXHIBIT A TO
PATENT LICENSE AGREEMENT

PATENT RIGHTS

App. No./ Date of Filing	Title	Inventor(s)	Jointly Owned? (Y/N; if Y, with whom?)	Prosecution Counsel
US 11/445,475 5/31/2006	Immunoglobulin Molecules With Improved Characteristics	Elizabeth Ward	☐ Yes, ☒ No	Fulbright & Jaworski
EP 06784551.1 5/31/2006	IGGI Antibodies with Mutated FC Portion for Increased Binding to FCRN Receptor and Uses Thereof (as amended)	Elizabeth Ward	☐ Yes, ☒ No	Fulbright & Jaworski

USPTO Entity Status as of Effective Date	Check one box: ☒ Small ☐ Large

EXHIBIT B

ROYALTY REPORT

Period: / /	through / /

Licensee:	Agreement #: L1653-ARGENX

If license covers several product lines, please prepare a separate report for each product line.  Then combine all product lines into a summary report.

Report Type:	☐ Single Product Line Report:
(Product Name)
☐ Multi-Product Summary Report (Page 1 of pages)

Country	Quantity Produced	Gross Sales ($)	*Less Allowances	Net Sales ($)	Royalty Rate	Conversion Rate (if applicable)	Royalties Due this period(US$)
USA
Canada
Japan
Other:

Sublicensees:

Subtotal:
Less Advanced Royalty Balance (if any):
TOTAL ROYALTIES DUE THIS PERIOD:

* Please indicate in the following space the specific types of deductions and the corresponding amounts used to calculate Allowances:

Prepared by —	Name:
Title:
Date:

Mail completed report and royalty payment (make checks payable to:  UT SOUTHWESTERN) to:

UT Southwestern Medical Center

[...***...]

Dallas, TX 75284-5477

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

AMENDMENT No. 1 TO Exclusive License Agreement

This Amendment No. 1 to the Exclusive License Agreement (AMENDMENT 1) is made and entered into as of December 23, 2014 by and between arGEN-X NV (formerly arGEN-X BV)(LICENSEE) and the Board of Regents (LICENSOR) of The University of Texas System (SYSTEM).

RECITALS

A.  LICENSEE and LICENSOR entered into an exclusive license agreement effective as of February 15, 2012 (Exclusive License Agreement).

B.  LICENSEE and LICENSOR wish to amend the terms of the Exclusive License Agreement as set forth below to include additional patent applications to the Patent Rights.

NOW, THEREFORE, it is hereby agreed as follows:

1.              Exhibit A of the Exclusive License Agreement shall be replaced in its entirety with Exhibit A1 of this AMENDMENT 1.

2.              Exhibit A1 is incorporated and made a part of this AMENDMENT 1 and the Exclusive License Agreement for all purposes.

3.              Except as expressly provided in this AMENDMENT 1, all other terms, conditions and provisions of the Exclusive License Agreement shall continue in full force and effect as provided therein.

4.              This AMENDMENT 1 is made pursuant to and in accordance with Section 19.6 of the Exclusive License Agreement.

IN WITNESS WHEREOF, LICENSEE and LICENSOR have entered into this AMENDMENT 1 effective as of the date first set forth above.

BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM		LICENSEE

By	/s/ Arnim Dontes	By	/s/ Tim Van Hauwermeiren
	Arnim Dontes	Name:	Tim Van Hauwermeiren
	Executive Vice President for Business Affairs	Title:	Chief Executive Officer
UT Southwestern Medical Center

Date	2/9/15	Date	19 January 2015

Approved as to Content:

By	/s/ Frank Grassler
Frank Grassler, J.D.
Vice President for Technology Development
UT Southwestern Medical Center

Date	2/5/15

1

EXHIBIT A1 TO
PATENT LICENSE AGREEMENT

PATENT RIGHTS

Jointly
Owned?
(Y/N; if Y,
App. No./			with
Date of Filing	Title	Inventor(s)	whom?)	Prosecution Counsel
US 11/445,475 5/31/2006	Immunoglobulin Molecules With Improved Characteristics	Elizabeth Ward	☐ Yes, ☒ No	Fulbright & Jaworski
EP 06784551.1 5/31/2006	IGGI Antibodies with Mutated FC Portion for Increased Binding to FCRN Receptor and Uses Thereof (as amended)	Elizabeth Ward	☐ Yes, ☒ No	Fulbright & Jaworski
61/920,547 December 24, 2013	FCRN Antagonists and Methods of Use Thereof	Peter Ulrichts Christophe Blanchetot Torsten Drier Johannes de Haard Nicolas Ongenae Elizabeth Ward	☒Yes, ☐ No arGEN-X NV	Lathrop Gage

USPTO Entity Status as of Effective Date	Check one box: ☒ Small ☐ Large

2